AGREEMENT AND PLAN OF REORGANIZATION

          THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made this 6th day of October, 1999, among Amalgamated Entertainment, Inc., a Delaware corporation ("Amalgamated"); MegaMedia Networks, Inc., a Nevada corporation ("MegaMedia"); and the MegaMedia stockholders, all of whom are listed on Exhibit A hereto and who execute and deliver a copy of the Agreement (the "MegaMedia Stockholders").

                       W I T N E S S E T H:

                             RECITALS

          WHEREAS, the respective Boards of Directors of Amalgamated and MegaMedia have adopted resolutions pursuant to which Amalgamated shall acquire and the MegaMedia Stockholders shall exchange 100% of the outstanding common stock of MegaMedia; and

          WHEREAS, the sole consideration for 100% interest in MegaMedia shall be the exchange of $0.01 par value common stock of Amalgamated (which shares are all "restricted securities" as defined in Rule 144 of the Securities and Exchange Commission) as outlined in Exhibit A; and

          WHEREAS, the MegaMedia Stockholders shall acquire in exchange the "restricted securities" of Amalgamated in a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, it is agreed:

                            Section 1

                        Exchange of Stock

                 1.1 Number of Shares. The MegaMedia Stockholders agree to transfer to Amalgamated at the closing (the "Closing") 100% of the outstanding securities of MegaMedia, listed in Exhibit A, which is attached hereto and incorporated herein by reference (the "MegaMedia Shares"), in exchange for 10,461,367 shares of common stock of Amalgamated, pro rata, as outlined in Exhibit A. Taking into account the current outstanding shares of Amalgamated's common stock, amounting to approximately 2,538,633 shares, there will be approximately 13,000,000 outstanding shares of the reorganized Amalgamated on the Closing.

                 1.2 Delivery of Certificates by MegaMedia Stockholders. The transfer of the MegaMedia Shares by the MegaMedia Stockholders shall be effected by the delivery to Amalgamated at the Closing of stock certificate or certificates representing the transferred shares duly endorsed in blank or accompanied by stock powers executed in blank with all signatures witnessed or guaranteed to the satisfaction of Amalgamated and with all necessary transfer taxes and other revenue stamps affixed and acquired at the MegaMedia Stockholders' expense.

                 1.3 Further Assurances. At the Closing and from time to time thereafter, the MegaMedia Stockholders shall execute such additional instruments and take such other action as Amalgamated may request in order to exchange and transfer clear title and ownership in the MegaMedia Shares to Amalgamated.

                 1.4 Resignations of Present Directors and Executive Officers and Designation of New Directors and Executive Officers. On Closing, the present directors and executive officers of Amalgamated shall designate the directors and executive officers nominated by MegaMedia to serve in their place and stead, until the next respective annual meetings of the stockholders and the Board of Directors of Amalgamated, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations, who shall be: William A. Mobley, Jr., Director, President, Secretary and Treasurer; and then, the current directors and executive officers shall resign, in seriatim.

                 1.5     Change of Name.   Following the Closing of this
Agreement, a Proxy Statement or Information Statement shall be prepared and mailed to stockholders of the Company to amend the Articles of Incorporation of the Company to change its name to "MegaMedia Network, Inc."

                 1.6 Assets and Liabilities of Amalgamated at Closing. Amalgamated shall have no material assets and no liabilities at Closing, and all costs incurred by Amalgamated incident to the Agreement shall have been paid or satisfied.

                 1.7 Closing. The Agreement will be deemed to be completed on receipt of the signatures of MegaMedia Stockholders collectively owning not less than 80% of the outstanding MegaMedia Shares; and the remainder of the MegaMedia Shares shall be acquired under and pursuant to the terms and provisions of the Agreement as soon as practicable.

                            Section 2

                             Closing

          The Closing contemplated by Section 1 shall be held at the offices of Leonard W. Burningham, Esq., Suite 205 Hermes Building, 455 East 500 South, Salt Lake City, Utah 84111, on or before ten days following the execution and delivery of this Agreement, unless another place or time is agreed upon in writing by the parties. The Closing may be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives.

                            Section 3

          Representations and Warranties of Amalgamated

          Amalgamated represents and warrants to, and covenants with, the MegaMedia Stockholders and MegaMedia as follows:

                 3.1 Corporate Status. Amalgamated is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary (Delaware only). Amalgamated is a publicly held company, having previously and lawfully offered and sold a portion of its securities in accordance with applicable federal and state securities laws, rules and regulations.

                 3.2 Capitalization. The current pre-Agreement authorized capital stock of Amalgamated consists of 25,000,000 shares of $0.01 par value common voting stock, of which approximately 2,538,632 shares are issued and outstanding, all fully paid and non-assessable; and 1,000,000 shares of $0.01
par value preferred stock, none of which are issued and outstanding.   Except
as otherwise provided herein, there are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued common or preferred stock of Amalgamated.

                 3.3 Financial Statements. The financial statements of Amalgamated furnished to the MegaMedia Stockholders and MegaMedia, consisting of audited financial statements for the years ended December 31, 1998 and 1997, and the period ended June 30, 1999, attached hereto as Exhibit B and incorporated herein by reference, are correct and fairly present the financial condition of Amalgamated at such dates and for the periods involved; such statements were prepared in accordance with generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein, except as indicated in Exhibit C, which is attached hereto and incorporated herein by reference. Such financial statements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                 3.4 Undisclosed Liabilities. Amalgamated has no liabilities of any nature except to the extent reflected or reserved against in its balance sheets, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due, except as set forth in Exhibit C.

                 3.5 Interim Changes. Since the date of its balance sheets, except as set forth in Exhibit C, there have been no (1) changes in financial condition, assets, liabilities or business of Amalgamated which, in the aggregate, have been materially adverse; (2) damages, destruction or losses of or to property of Amalgamated, payments of any dividend or other distribution in respect of any class of stock of Amalgamated, or any direct or indirect redemption, purchase or other acquisition of any class of any such stock; or (3) increases paid or agreed to in the compensation, retirement benefits or other commitments to its employees.

                 3.6 Title to Property. Amalgamated has good and marketable title to all properties and assets, real and personal, reflected in its balance sheets, and the properties and assets of Amalgamated are subject to no mortgage, pledge, lien or encumbrance, except for liens shown therein or in Exhibit C, with respect to which no default exists.

                 3.7 Litigation. There is no litigation or proceeding pending, or to the knowledge of Amalgamated, threatened, against or relating to Amalgamated, its properties or business, except as set forth in Exhibit C. Further, no officer, director or person who may be deemed to be an "affiliate" of Amalgamated is party to any material legal proceeding which could have an adverse effect on Amalgamated (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to Amalgamated.

                 3.8 Books and Records. From the date of this Agreement to the Closing, Amalgamated will (1) give to the MegaMedia Stockholders and MegaMedia or their respective representatives full access during normal business hours to all of Amalgamated's offices, books, records, contracts and other corporate documents and properties so that the MegaMedia Stockholders and MegaMedia or their respective representatives may inspect and audit them; and (2) furnish such information concerning the properties and affairs of Amalgamated as the MegaMedia Stockholders and MegaMedia or their respective representatives may reasonably request.

                 3.9 Tax Returns. Amalgamated has filed all federal and state income or franchise tax returns required to be filed or has received currently effective extensions of the required filing dates.

                3.10 Confidentiality. Until the Closing (and thereafter if there is no Closing), Amalgamated and its representatives will keep confidential any information which they obtain from the MegaMedia Stockholders or from MegaMedia concerning the properties, assets and business of MegaMedia. If the transactions contemplated by this Agreement are not consummated by October 15, 1999, Amalgamated will return to MegaMedia all written matter with respect to MegaMedia obtained by Amalgamated in connection with the negotiation or consummation of this Agreement.

                3.11 Corporate Authority. Amalgamated has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to the MegaMedia Stockholders and MegaMedia or their respective representatives at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by Amalgamated's officers and performance thereunder, and that the directors adopting and delivering such resolutions are the duly elected and incumbent directors of Amalgamated.

                3.12 Due Authorization. Execution of this Agreement and performance by Amalgamated hereunder have been duly authorized by all requisite corporate action on the part of Amalgamated, and this Agreement constitutes a valid and binding obligation of Amalgamated and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Amalgamated.

                3.13 Environmental Matters. Amalgamated has no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien, action or proceeding, or of any cause for any such lien, action or proceeding related to the business operations of Amalgamated or Amalgamated' predecessors. In addition, to the best knowledge of Amalgamated, there are no substances or conditions which may support a claim or cause of action against Amalgamated or any of Amalgamated' current or former officers, directors, agents or employees, whether by a governmental agency or body, private party or individual, under any Hazardous Materials Regulations. "Hazardous Materials" means any oil or petrochemical products, PCB's, asbestos, urea formaldehyde, flammable explosives, radioactive materials, solid or hazardous wastes, chemicals, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under any applicable federal or state laws or regulations. "Hazardous Materials Regulations" means any regulations governing the use, generation, handling, storage, treatment, disposal or release of hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Federal Water Pollution Control Act.

                3.14 Access to Information Regarding MegaMedia. Amalgamated acknowledges that it has been delivered copies of what has been represented to be documentation containing all material information respecting MegaMedia and MegaMedia's present and contemplated business operations, potential acquisitions, management and other factors; that it has had a reasonable opportunity to review such documentation and discuss it, to the extent desired, with its legal counsel, directors and executive officers; that it has had, to the extent desired, the opportunity to ask questions of and receive responses from the directors and executive officers of MegaMedia, and with the legal and accounting firms of MegaMedia, with respect to such documentation; and that to the extent requested, all questions raised have been answered to Amalgamated's complete satisfaction.

                            Section 4

      Representations, Warranties and Covenants of MegaMedia
                 and the MegaMedia Stockholders

          MegaMedia and the MegaMedia Stockholders represent and warrant to, and covenant with, Amalgamated as follows:

                 4.1 Ownership. MegaMedia Stockholders own the MegaMedia Shares, free and clear of any liens or encumbrances of any type or nature whatsoever, and each has full right, power and authority to convey the MegaMedia Shares owned without qualification.

                 4.2 Corporate Status. MegaMedia is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states or foreign countries and provinces in which the nature of MegaMedia's business or the character or ownership of MegaMedia properties makes such licensing or qualification necessary.

                 4.3 Capitalization. The authorized capital stock of MegaMedia consists of 10,000 shares of common stock, $0.01 par value per share, of which 7,500 shares are issued and outstanding, all fully paid and
non-assessable.   Except as otherwise provided herein, there are no
outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued common stock of Amalgamated.

                 4.4 Financial Statements. The financial statements of MegaMedia furnished to Amalgamated, consisting of unaudited financial statements for the period ended September 30, 1999, attached hereto as Exhibit D and incorporated herein by reference, are correct and fairly present the financial condition of MegaMedia as of these dates and for the periods involved, and such statements were prepared by management in good faith from the books and records of MegaMedia, and no material change has occurred in the matters disclosed therein, except as indicated in Exhibit E, which is attached hereto and incorporated herein by reference. These financial statements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                 4.5 Undisclosed Liabilities. MegaMedia has no material liabilities of any nature except to the extent reflected or reserved against in the trial balance sheet, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due, except as set forth in Exhibit E attached hereto and incorporated herein by reference.

                 4.6 Interim Changes. Since the date of the trial balance sheet, except as set forth in Exhibit E, there have been no (1) changes in the financial condition, assets, liabilities or business of MegaMedia, in the aggregate, have been materially adverse; (2) damages, destruction or loss of or to the property of MegaMedia, payment of any dividend or other distribution in respect of the capital stock of MegaMedia, or any direct or indirect redemption, purchase or other acquisition of any such stock; or (3) increases paid or agreed to in the compensation, retirement benefits or other commitments to their employees.

                 4.7 Title to Property. MegaMedia has good and marketable title to all properties and assets, real and personal, proprietary or otherwise, reflected in the trial balance sheet, and the properties and assets of MegaMedia are subject to no mortgage, pledge, lien or encumbrance, except as reflected in the balance sheet or in Exhibit E, with respect to which no default exists.

                 4.8 Litigation. There is no litigation or proceeding pending, or to the knowledge of MegaMedia, threatened, against or relating to MegaMedia or its properties or business, except as set forth in Exhibit E. Further, no officer, director or person who may be deemed to be an affiliate of MegaMedia is party to any material legal proceeding which could have an adverse effect on MegaMedia (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to MegaMedia.

                 4.9 Books and Records. From the date of this Agreement to the Closing, the MegaMedia Stockholders will cause MegaMedia to (1) give to Amalgamated and its representatives full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that Amalgamated may inspect and audit them; and (2) furnish such information concerning the properties and affairs of MegaMedia as Amalgamated may reasonably request.

                4.10 Tax Returns. MegaMedia has filed all federal and state income or franchise tax returns required to be filed or has received currently effective extensions of the required filing dates.

                4.11 Confidentiality. Until the Closing (and continuously if there is no Closing), MegaMedia, the MegaMedia Stockholders and their representatives will keep confidential any information which they obtain from Amalgamated concerning its properties, assets and business. If the transactions contemplated by this Agreement are not consummated by October 15, 1999, MegaMedia and the MegaMedia Stockholders will return to Amalgamated all written matter with respect to Amalgamated obtained by them in connection with the negotiation or consummation of this Agreement.

                4.12 Investment Intent. The MegaMedia Stockholders are acquiring the shares to be exchanged and delivered to them under this Agreement for investment and not with a view to the sale or distribution thereof, and the MegaMedia Stockholders have no commitment or present intention to liquidate the Company or to sell or otherwise dispose of the Amalgamated shares. The MegaMedia Stockholders shall execute and deliver to Amalgamated on the Closing an Investment Letter attached hereto as Exhibit F and incorporated herein by reference, acknowledging the "unregistered" and "restricted" nature of the shares of Amalgamated being received under the Agreement in exchange for the MegaMedia Shares; receipt of certain material information regarding Amalgamated; and whereby each is compromising and/or waiving any claims each has or may have against MegaMedia by reason of the purchase of any securities of MegaMedia by each or any of them prior to the Closing of the Agreement.

                4.13 Corporate Authority. MegaMedia has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to Amalgamated or its representative at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder.

                4.14 Due Authorization. Execution of this Agreement and performance by MegaMedia hereunder have been duly authorized by all requisite corporate action on the part of MegaMedia, and this Agreement constitutes a valid and binding obligation of MegaMedia and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of MegaMedia.

                4.15 Environmental Matters. MegaMedia and the MegaMedia Stockholders have no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien, action or proceeding, or of any cause for any such lien, action or proceeding related to the business operations of MegaMedia or its predecessors. In addition, to the best knowledge of MegaMedia, there are no substances or conditions which may support a claim or cause of action against MegaMedia or any of its current or former officers, directors, agents, employees or predecessors, whether by a governmental agency or body, private party or individual, under any Hazardous Materials Regulations. "Hazardous Materials" means any oil or petrochemical products, PCB's, asbestos, urea formaldehyde, flammable explosives, radioactive materials, solid or hazardous wastes, chemicals, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under any applicable federal or state laws or regulations. "Hazardous Materials Regulations" means any regulations governing the use, generation, handling, storage, treatment, disposal or release of hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Federal Water Pollution Control Act.

          4.16 Access to Information Regarding Amalgamated. MegaMedia and the MegaMedia Stockholders acknowledge that they have been delivered copies of what has been represented to be documentation containing all material information respecting Amalgamated and its present and contemplated business operations, potential acquisitions, management and other factors; that they have had a reasonable opportunity to review such documentation and discuss it, to the extent desired, with their legal counsel, directors and executive officers; that they have had, to the extent desired, the opportunity to ask questions of and receive responses from the directors and executive officers of Amalgamated, and with the legal and accounting firms of Amalgamated, with respect to such documentation; and that to the extent requested, all questions raised have been answered to their complete satisfaction.

                            Section 5

        Conditions Precedent to Obligations of MegaMedia and the MegaMedia Stockholders

          All obligations of MegaMedia and the MegaMedia Stockholders under this Agreement are subject, at their option, to the fulfillment, before or at the Closing, of each of the following conditions:

                 5.1 Representations and Warranties True at Closing. The representations and warranties of Amalgamated contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

                 5.2 Due Performance. Amalgamated shall have performed and complied with all of the terms and conditions required by this Agreement to be performed or complied with by it before the Closing.

                 5.3 Officers' Certificate. MegaMedia and the MegaMedia Stockholders shall have been furnished with a certificate signed by the President of Amalgamated, in such capacity, attached hereto as Exhibit G and incorporated herein by reference, dated as of the Closing, certifying (1) that all representations and warranties of Amalgamated contained herein are true and correct; and (2) that since the date of the financial statements (Exhibit B hereto), there has been no material adverse change in the financial condition, business or properties of Amalgamated, taken as a whole.

                 5.4 Opinion of Counsel of Amalgamated. MegaMedia and the MegaMedia Stockholders shall have received an opinion of counsel for Amalgamated, dated as of the Closing, to the effect that (1) the representations of Sections 3.1, 3.2 and 3.11 are correct; (2) except as specified in the opinion, counsel knows of no inaccuracy in the representations in 3.5, 3.6 or 3.7; and (3) the shares of Amalgamated to be issued to the MegaMedia Stockholders under this Agreement will, when so issued, be validly issued, fully paid and non-assessable.

                 5.5 Assets and Liabilities of Amalgamated. Unless otherwise agreed, Amalgamated shall have no assets and no liabilities at Closing, and all costs, expenses and fees incident to the Agreement shall have been paid.

                 5.6 Resignation of Directors and Executive Officers and Designation of New Directors and Executive Officers. The present directors and executive officers of Amalgamated shall resign, and shall have designated nominees of MegaMedia as outlined in Section 1.4 hereof as directors and executive officers of Amalgamated to serve in their place and stead, until the next respective annual meetings of the stockholders and Board of Directors of Amalgamated, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations; and then, such directors and executive officers shall resign, in seriatim.

                 5.7     Name Change.   Prior to or simultaneous with the
Closing of this Agreement, (i) Amalgamated and its majority stockholder shall have adopted such resolutions as are necessary for the purpose of amending its Articles of Incorporation to change the name of Amalgamated to "MegaMedia Network, Inc."

                 5.8 Stockholders' Consent. Persons owing not less than 80% of the outstanding MegaMedia Shares shall have executed and delivered the Agreement.

                            Section 6

        Conditions Precedent to Obligations of Amalgamated

          All obligations of Amalgamated under this Agreement are subject, at Amalgamated's option, to the fulfillment, before or at the Closing, of each of the following conditions:

                 6.1 Representations and Warranties True at Closing. The representations and warranties of MegaMedia and the MegaMedia Stockholders contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

                 6.2 Due Performance. MegaMedia and the MegaMedia Stockholders shall have performed and complied with all of the terms and conditions required by this Agreement to be performed or complied with by them before the Closing.

                 6.3 Officers' Certificate. Amalgamated shall have been furnished with a certificate signed by the President of MegaMedia, in such capacity, attached hereto as Exhibit H and incorporated herein by reference, dated as of the Closing, certifying (1) that all representations and warranties of MegaMedia and the MegaMedia Stockholders contained herein are true and correct; and (2) that since the date of the financial statements (Exhibit D), there has been no material adverse change in the financial condition, business or properties of MegaMedia, taken as a whole.

                 6.4 Books and Records. The MegaMedia Stockholders or the Board of Directors of MegaMedia shall have caused MegaMedia to make available all books and records of MegaMedia, including minute books and stock transfer records; provided, however, only to the extent requested in writing by Amalgamated at Closing.

                 6.5 Stockholders' Consent. Persons owing not less than 80% of the outstanding MegaMedia Shares shall have executed and delivered the Agreement.


                            Section 7

                           Termination

          Prior to Closing, this Agreement may be terminated (1) by mutual consent in writing; (2) by either the directors of Amalgamated or MegaMedia and the MegaMedia Stockholders if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; or (3) by either the directors of Amalgamated or MegaMedia and the MegaMedia Stockholders if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing, by the date fixed in Section 2.

                            Section 8

                        General Provisions

                 8.1 Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

                 8.2 Waiver. Any failure on the part of any party hereto to comply with any of Amalgamated obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

                 8.3 Brokers. Each party represents to the other parties hereunder that no broker or finder has acted for it in connection with this Agreement, and agrees to indemnify and hold harmless the other parties against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by he/she/it.

                 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

               If to Amalgamated:  5525 South 900 East, Suite 110
                                    Salt Lake City, Utah 84117

               With a copy to:     Leonard W. Burningham, Esq.
                                    455 East 500 South, #205
                                    Salt Lake City, Utah 84111


               If to MegaMedia:     William A. Mobley, President
                                    57 West Pine Street
                                    Orlando, Florida 32801

               With a copy to:      Mark R. Dolan, P.A.
                                    112 East Street, Suite B
                                    Tampa, Florida 33602

               If to the MegaMedia  To the addresses listed on
               Stockholders:        Exhibit A

                 8.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

                8.6 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                 8.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, except to the extent pre-empted by federal law, in which event (and to that extent only), federal law shall govern.

                 8.8 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

                8.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                8.10 Default. In the event of any default hereunder, the prevailing party in any action to enforce the terms and provisions hereof shall be entitled to recover reasonable attorney's fees and related costs.

       IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization effective the day and year first above written.

                                  AMALGAMATED ENTERTAINMENT, INC.

Date: 10/6/99                 /s/ James P. Doolin, President

                              MEGAMEDIA NETWORK, INC.

Date: 10/6/99                 /s/ William A. Mobley, President

                              CAPITAL ACCESS MANAGEMENT GROUP, INC.

Date: 9/24/99                 /s/ Matthew Carley

Date: 9/24/99                 /s/ William A. Mobley

Date: 9/24/99                 /s/ David G. Marshlack

Date: 9/24/99                 /s/ Mark R. Dolan

                              INTERNET ONLINE SERVICES

Date: 9/24/99                 /s/ William Barber, President

                            EXHIBIT A


                                                       Number of Shares of
                         Number of Shares                 Amalgamated
                             Owned of                        to be
      Name                  MegaMedia                 Received in Exchange

Internet Online                 2,500                     3,487,122
Services, Inc.
6101 West Century Blvd.,
 Suite 1401
Los Angeles, CA 90045

William A. Mobley, Jr.          1,875                     2,615,341
829 Hickory Hill Court
Orlando, Florida 32828

David G. Marshlack                500                       697,424
412 East Madison Street,
 10th Floor
Tampa, FL 33602

Mark R. Dolan                     125                       174,356
12 East Street, Suite B
Tampa, Florida 33602

Capital Access Management       2,500                     3,487,122
Group, Inc.
c/o Christopher Flannery, Esq.
200 Broad Street, 6th Floor
Philadelphia, PA 19102

                            EXHIBIT B

                 AMALGAMATED ENTERTAINMENT, INC.

                       FINANCIAL STATEMENTS

                       FOR THE YEAR ENDED
                       DECEMBER 31, 1998
                               AND
                          JUNE 30, 1999

     (See the Registrant's 10-SB Registration Statement filed with the Securities and Exchange Commission on or about
                          July 23, 1999)

                           EXHIBIT C

          None.

                            EXHIBIT D


                     MEGAMEDIA NETWORKS, INC.

                  UNAUDITED FINANCIAL STATEMENTS
                    AS OF SEPTEMBER 30, 1999

                GRAHAM & COTTRILL, P.A. [letterhead]


The Board of Directors
MegaMedia Networks, Inc.
Orlando, Florida

             INDEPENDENT ACCOUNTANTS' COMPILATION REPORT

We have compiled the accompanying balance sheet of MegaMedia Networks, Inc. (a development stage company, the "Company") as of September 30,1999, and the related statements of operations and stockholders' deficit and cash flows for the period from May 27, 1999 (date of inception) to September 30, 1999, in accordance with statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any form of assurance on them.

                                     /s/Graham & Cottrill
                                            GRAHAM & COTTRILL, P.A.

October 5, 1999

                              MEGAMEDIA NETWORKS, INC.
                            (A DEVELOPMENT STAGE COMPANY)
                                   BALANCE SHEET
                                 September 30, 1999
                                       ASSETS
CURRENT ASSETS
    Cash                                                     $ 40,942
    Prepaid expenses                                           85,196
      Total current assets                                    126,138

PREPAID EXPENSES                                              145,834

EQUIPMENT, net of accumulated depreciation                    108,346

DEPOSITS                                                        8,642

  Total assets                                               $388,960

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    Accounts payable                                         $ 32,283
    Convertible debt                                          425,000
      Total current liabilities                               457,283

STOCKHOLDERS' DEFICIT:
    Common stock, $.01 par value, 10,000 shares authorized,
    7,500 shares issued and outstanding                            75
    Paid-in capital                                           749,925
    Deficit accumulated during the development stage         (818,323
      Total stockholders' deficit                             (68,323)
      Total liabilities and stockholders' deficit           $ 388,960

        See the Accompanying Independent Accountants' Compilation
              Report and Notes To The Financial Statements

                        MEGAMEDIA NETWORKS, INC.
                      (A DEVELOPMENT STAGE COMPANY)
                         STATEMENT OF OPERATIONS
   Period From May 27, 1999 (Date of Inception), To September 30, 1999
REVENUES                                                   $        0

EXPENSES:
    Advertising                                                 1,508
    Automobile                                                  1,419
    Depreciation                                                1,527
    Dues and subscriptions                                      1,454
    Employee leasing                                          140,850
    Equipment rentals                                           6,892
    Insurance                                                   6,406
    Licenses and permits                                        2,900
    Marketing                                                   3,984
    Miscellaneous                                               4,521
    Office                                                      7,443
    Parking and tolls                                           3,085
    Postage                                                       683
    Professional development                                   16,154
    Professional fees                                         528,996
    Rent                                                       23,520
    Repairs and maintenance                                     7,139
    Supplies                                                    9,803
    Telephone                                                  11,951
    Travel                                                     36,703
    Utilities                                                   1,385

Total expenses                                                818,323

LOSS BEFORE INCOME TAXES                                     (818,323)

INCOME TAXES                                                        0

NET LOSS                                                    $(818,323)

        See the Accompanying Independent Accountants' Compilation
              Report and Notes To The Financial Statements

                        MEGAMEDIA NETWORKS INC.
                      (A DEVELOPMENT STAGE COMPANY)
                    STATEMENT OF STOCKHOLDERS' DEFICIT
   Period From May 27, 1999 (Date of Inception), To September 30, 1999
                                            Deficit
                                           Accumulated
                                            During the       Total
                           Common Paid-in  Development    Stockholders'
                            Stock Capital     Stage         Deficit
BALANCE - May 27,1999        $ -   $     -    $     -     $    -

Issuance of common stock        75   749,925        -      750,000

Net loss                       -         -     (818,323)  (818,323)

BALANCE - September 30, 1999    75  $749,925  $(818,323) $ (68,323)

        See the Accompanying Independent Accountants' Compilation
              Report and Notes To The Financial Statements

                        MEGAMEDIA NETWORKS, INC.
                     (A DEVELOPMENT STAGE COMPANY)
                         STATEMENT OF CASH FLOWS
   Period From May 27, 1999 (Date of Inception), To September 30, 1999
CASH FLOWS FROM OPERATING ACTIVITIES:
    Cash paid to suppliers                                  $(265,543)
CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of equipment                                 (109,873)
    Payments of security deposits                              (8,642)
      Net cash flows from investing activities               (118,515)
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of convertible debt                425,000
      Net cash flows from financing activities                425,000
NET CHANGE IN CASH AND CASH EQUIVALENTS                        40,942
CASH AND CASH EQUIVALENTS - Beginning of period                     -
CASH AND CASH EQUIVALENTS - End of period                   $  40,942

RECONCILIATION OF NET LOSS TO NET CASH FLOWS
    FROM OPERATING ACTIVITIES:
    Net loss                                                $(818,323)
      Adjustments to reconcile net loss to net cash flows
      from operating activities:
         Depreciation                                           1,527
         Noncash professional fees                            750,000
         Change in prepaid expenses                          (231,030)
         Change in accounts payable                            32,283
NET CASH FLOWS FROM OPERATING ACTIVITIES                    $(265,543)


NONCASH FINANCING ACTIVITIES:

During the period from May 27, 1999 (date of inception) to September 30,1999, the Company issued 7,500 shares of common stock in exchange for professional services received valued at $750,000.

        See the Accompanying Independent Accountants' Compilation
              Report and Notes To The Financial Statements

                        MEGAMEDIA NETWORKS, INC.
                     (A DEVELOPMENT STAGE COMPANY)
                      NOTES TO FINANCIAL STATEMENTS
                           September 30, 1999

NOTE A - NATURE OF OPERATIONS

MegaMedia Networks, Inc. is a Nevada corporation headquartered in Orlando, Florida. The Company provides users of the internet with an online environment for purchasing specialized on-demand or live pay-per-view events, music, videos, concerts and services.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development stage operations: The Company was incorporated May 27, 1999. Operations to date have been devoted primarily to raising capital, obtaining financing, establishing supplier affiliations and strategic alliance arrangements, establishing the corporate headquarters, and administrative functions. The Company also expects to merge with an existing public company before November 1, 1999.

Cash and cash equivalents: For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Equipment: Equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.

 Deferred income taxes: Deferred income taxes result from the tax effects of net operating loss carry-forwards. A valuation allowance of $278,230 has been provided for the deferred tax asset balance based on the Company's assessment of the likelihood of realization.

Use of estimates: Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses.

Advertising costs: Advertising costs are expensed as incurred.

NOTE C - CONCENTRATION OF CREDIT RISK

The Company maintains its cash in a bank account which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to cash.

NOTE D - PREPAID EXPENSES

Prepaid expenses include $229,167 of costs paid to an internet traffic consolidator who is providing the Company with pre-qualified internet traffic. The costs of this agreement are being amortized using the straight-line method over 36 months, the term of this agreement.


NOTE E - EQUIPMENT

Equipment consists of the following:

   Category                                              Cost
Office furniture and equipment                         $      3,231
Computer equipment                                           31,642
Software development in process                              75,000

    Total equipment                                         109,873

Less: Accumulated depreciation                               (1,527)

     Net equipment                                          108,346

At September 30, 1999, the Company is in the process of having an outside third party develop specialized computer software for the Company's internal use. The software is expected to cost approximately $180,000, of which $75,000 had been paid as of September 30, 1999.

NOTE F - CONVERTIBLE DEBT

Convertible debt consists of loans payable to a corporation that are convertible into common stock of a publicly-held corporation which acquires at least a 51% interest in the Company. The $425,000 of loans payable will be converted into 212,500 shares of common stock of this publicly-held corporation. If the loans are not converted into common stock by November 1, 1999, the loans will become due December 15, 1999 with interest on the principal amount due from the date the funds were received by the Company until repaid at an interest rate of 8% per annum.

NOTE G - COMMITMENTS AND CONTINGENCIES

The Company is the lessee under operating lease agreements for its office facility, other premises and for certain furniture and equipment. Total lease expense under these leases amounted to approximately $30,400 for the period from May 27, 1999 (date of inception), to September 30, 1999. Future minimum lease payments under these operating leases as of September 30, 1999, are as follows:

Year Ending
September 30,

2000                                                   $77,115
2001                                                   $75,143
2002                                                   $40,799

NOTE H - SUBSEQUENT EVENT

Subsequent to the balance sheet date, the Company expects to enter into an agreement and plan of reorganization with Amalgamated Entertainment, Inc. ("Amalgamated") a public company. Under this agreement Amalgamated shall acquire, and the Company's stockholders shall exchange, 100% of the outstanding common stock of the Company. The sole consideration for 100% interest in the Company shall be the exchange of 10,461,367 shares of $0.01 par value common stock of Amalgamated. In addition, prior to or simultaneously with the closing of this agreement, Amalgamated shall change its name to "MegaMedia Network, Inc."

                            EXHIBIT E


          None.

                            EXHIBIT F



Atlas Stock Transfer
5899 South State
Murray, Utah 84107

Amalgamated Entertainment, Inc.
5525 South 900 East, Suite 110
Salt Lake City, Utah 84117

Re:       Exchange of shares of MegaMedia Networks, Inc., a
          Nevada corporation ("MegaMedia"), for shares of Amalgamated Entertainment, Inc., a Delaware corporation ("Amalgamated or "Company")

Dear Ladies and Gentlemen:

          Pursuant to that certain Agreement and Plan of Reorganization (the "Agreement") between the undersigned, MegaMedia, the other stockholders of MegaMedia and Amalgamated, I acknowledge that I have approved this exchange; that I am aware of all of the terms and conditions of the Agreement; that I have received and personally reviewed a copy of any and all material documents regarding the Company, including, but not limited to Articles of Incorporation, Bylaws, minutes of meetings of directors and stockholders, financial statements and the Company's 10-SB Registration Statement. I represent and warrant that no director or officer of the Company or any associate of either has solicited this exchange; that I am an "accredited investor" as that term is known under the Rules and Regulations of the Securities and Exchange Commission (see Exhibit "A" hereto); and/or, I represent and warrant that I have sufficient knowledge and experience to understand the nature of the exchange and am fully capable of bearing the economic risk of the loss of my entire cost basis.

          I further understand that immediately prior to the completion of the Agreement, Amalgamated had little, if any assets, of any measurable value, and that in actuality, the completion of the Agreement and the exchange of my shares of MegaMedia for shares of Amalgamated results in a decrease in the actual percentage of ownership that my shares of MegaMedia represented in MegaMedia prior to the completion of the Agreement.

          I understand that you have and will make books and records of your Company available to me for my inspection in connection with the contemplated exchange of my shares, and that I have been encouraged to review the information and ask any questions I may have concerning the information of any director or officer of the Company or of the legal and accounting firms for the Company. I understand that the accounting firm for Amalgamated is Mantyla, McReynolds & Associates, Certified Public Accountants, 5872 South 900 East, Suite 250, Salt Lake City, Utah 84121; Telephone #801-269-1818; and that legal counsel for Amalgamated is Leonard W. Burningham, Esq., 455 East 5th South, Suite 205, Salt Lake City, Utah 84111, Telephone #801-363-7411.

          I also understand that I must bear the economic risk of ownership of any of the Amalgamated shares for a long period of time, the minimum of which will be one (1) year, as these shares are "unregistered" shares and may not be sold unless any subsequent offer or sale is registered with the United States Securities and Exchange Commission or otherwise exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), or other applicable laws, rules and regulations.

          I intend that you rely on all of my representations made herein and those in the personal questionnaire (if applicable) I provided to MegaMedia for use by Amalgamated as they are made to induce you to issue me the shares of Amalgamated under the Agreement, and I further represent (of my personal knowledge or by virtue of my reliance on one or more personal representatives), and agree as follows, to-wit:

          1. That the shares being acquired are being received for investment purposes and not with a view toward further distribution;

          2. That I have a full and complete understanding of the phrase "for investment purposes and not with a view toward further distribution";

          3. That I understand the meaning of "unregistered shares" and know that they are not freely tradeable;

          4. That any stock certificate issued by you to me in connection with the shares being acquired shall be imprinted with a legend restricting the sale, assignment, hypothecation or other disposition unless it can be made in accordance with applicable laws, rules and regulations;

          5. I agree that the stock transfer records of your Company shall reflect that I have requested the Company not to effect any transfer of any stock certificate representing any of the shares being acquired unless I shall first have obtained an opinion of legal counsel to the effect that the shares may be sold in accordance with applicable laws, rules and regulations, and I understand that any opinion must be from legal counsel satisfactory to the Company and, regardless of any opinion, I understand that the exemption covered by any opinion must in fact be applicable to the shares;

          6. That I shall not sell, offer to sell, transfer, assign, hypothecate or make any other disposition of any interest in the shares being acquired except as may be pursuant to any applicable laws, rules and regulations;

          7. I fully understand that my shares which are being exchanged for shares of the Company are "risk capital," and I am fully capable of bearing the economic risks attendant to this investment, without qualification; and

          8. I also understand that without approval of counsel for Amalgamated, all shares of Amalgamated to be issued and delivered to me in exchange for my shares of MegaMedia shall be represented by one stock certificate only and which such stock certificate shall be imprinted with the following legend or a reasonable facsimile thereof on the front and reverse sides thereof:

          The shares of stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless compliance with the registration provisions of such Act has been made or unless availability of an exemption from such registration provisions has been established, or unless sold pursuant to Rule 144 under the Act.

          Any request for more than one stock certificate must be accompanied by a letter signed by the requesting stockholder setting forth all relevant facts relating to the request. Amalgamated will attempt to accommodate any stockholders' request where Amalgamated views the request is made for valid business or personal reasons so long as in the sole discretion of Amalgamated, the granting of the request will not facilitate a "public" distribution of unregistered shares of common voting stock of Amalgamated.

          You are requested and instructed to issue a stock certificate as follows, to-wit:

                              Capital Access Management Group, Inc.

Date: 9/29/99                 By /s/ Matthew Carley
                                 3,487,122 shares

Date: 9/28/99                 /s/ William A. Mobley, Jr.
                                  2,615,341 shares

Date: 9/28/99                 /s/ David G. Marshlack
                                  697,424 shares


Date: 9/28/99                 /s/ Mark R. Dolan
                                  174,356 shares


                              INTERNET ONLINE SERVICES LTD.

Date: 9/28/99                 /s/ William Barber, President
                                  3,487,122 shares

                           EXHIBIT G



                CERTIFICATE OF OFFICER PURSUANT TO

               AGREEMENT AND PLAN OF REORGANIZATION


          The undersigned, the President of Amalgamated Entertainment, Inc., a Delaware corporation ("Amalgamated"), represents and warrants the following as required by the Agreement and Plan of Reorganization (the "Agreement") between Amalgamated and MegaMedia, Inc., a Nevada corporation ("MegaMedia"), and the stockholders of MegaMedia (the "MegaMedia Stockholders"):

          1. That he is the President of Amalgamated and has been authorized and empowered by its Board of Directors to execute and deliver this Certificate to MegaMedia and the MegaMedia Stockholders.

          2. Based on his personal knowledge, information, belief and opinions of counsel for Amalgamated regarding the Agreement:

              (i)   All representations and warranties of Amalgamated
                      contained within the Agreement are true and correct;

             (ii)   Amalgamated has complied with all terms and provisions
                      required of it pursuant to the Agreement; and

            (iii) There have been no material adverse changes in the financial position of Amalgamated as set forth in its financial statements for the periods ended December 31, 1998 and 1997, and June 30, 1999, except as set `forth in Exhibit C to the Agreement.


                              AMALGAMATED ENTERTAINMENT, INC.


                              By /s/ James P. Doolin, President

                            EXHIBIT H


                CERTIFICATE OF OFFICER PURSUANT TO

               AGREEMENT AND PLAN OF REORGANIZATION


          The undersigned, the President of MegaMedia Networks, Inc., a Nevada corporation ("MegaMedia"), represents and warrants the following as required by the Agreement and Plan of Reorganization (the "Agreement") between MegaMedia, its stockholders (the "MegaMedia Stockholders") and Amalgamated Entertainment, Inc., a Delaware corporation ("Amalgamated"):

          1. That he is the President of MegaMedia and has been authorized and empowered by its Board of Directors to execute and deliver this Certificate to Amalgamated.

          2.   Based on his personal knowledge, information, belief:

              (i) All representations and warranties of MegaMedia contained within the Agreement are true and correct;

             (ii) MegaMedia has complied with all terms and provisions required of it pursuant to the Agreement; and

            (iii) There have been no material adverse changes in the financial position of MegaMedia as set forth in its unaudited financial statements as of September 30, 1999, except as set forth in Exhibit E to the Agreement.


                              MEGAMEDIA NETWORKS,  INC.


                              By /s/ William A. Mobley, President